UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Genesco Inc.

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Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Genesco Inc. (the “Company”) will be held at the Company’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on June 18, 2008, at 10:00 a.m. Central Time.

The agenda will include the following items:

1. electing 11 directors;

2. ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

3. transacting any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 21, 2008, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Roger G. Sisson
Secretary

May 8, 2008

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or via the internet or sign, date and return the enclosed proxy promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed paper ballot if you are voting by telephone or over the internet.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
JUNE 18, 2008

The board of directors of Genesco Inc. (“Genesco” or the “Company”) is requesting proxies to be voted at the annual meeting of shareholders. The meeting will be held at the Company’s executive offices at 10:00 a.m. Central Time, on June 18, 2008. The Company’s executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217. The notice that accompanies this statement describes the items on the meeting agenda.

The Company will pay the cost of the proxy solicitation. In addition to this request, officers, directors and regular employees of the Company may solicit proxies personally and by mail, facsimile or telephone. They will receive no extra compensation for any solicitation activities. The Company has retained Georgeson Inc. to assist in the proxy solicitation. It will pay Georgeson a fee of $10,000, plus $5.00 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the board of directors recommends, unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy or by attending the annual meeting and voting in person the shares the proxy represents.

The board of directors does not know of any matter that will be considered at the annual meeting other than those the accompanying notice describes. If any other matter properly comes before the meeting, persons named as proxies will use their best judgment to decide how to vote on it.

This proxy material was first mailed to certain shareholders on or about May 8, 2008. Also on that date, the Company mailed to all shareholders of record at the close of business on April 21, 2008, a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and the Company’s annual report online and how to vote online.

The proxy statement for the annual meeting and the annual report for the fiscal year ended February 2, 2008 are available at www.edocumentview.com/GCOB_MTG.

VOTING SECURITIES

The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.

April 21, 2008 was the record date for determining who is entitled to receive notice of and to vote at the annual meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

	No. of	Votes
Class of Stock	Shares	per Share	Total Votes

Subordinated Serial Preferred Stock:
$2.30 Series 1	33,658	1	33,658
$4.75 Series 3	12,326	2	24,652
$4.75 Series 4	3,579	1	3,579
$1.50 Subordinated Cumulative Preferred Stock	30,017	1	30,017
Employees’ Subordinated Convertible Preferred Stock	55,804	1	55,804
Common Stock	23,169,023	1	23,169,023

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is considered present for quorum purposes for the rest of the meeting. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast for or against a matter. The election of directors and ratification of the independent registered public accounting firm are routine matters as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting.

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast in favor of ratification exceed the votes cast against ratification. Broker non-votes will not affect the outcome of either proposal.

ELECTION OF DIRECTORS

Eleven directors are to be elected at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualify. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, pursuant to the Company’s Bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors.

The board of directors recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

The names, ages and principal occupations of the nominees and certain information regarding their business experience are set forth below:

JAMES S. BEARD, 67, Retired President, Caterpillar Financial Services Corporation. Mr. Beard retired as vice president of Caterpillar Inc., a leading manufacturer of construction and mining equipment, engines and turbines, and as president of Caterpillar Financial Services Corporation in 2005, after a 40-year career with Caterpillar. He joined Genesco’s board in October 2005. He is a director of Rogers Group, Inc., a privately-held producer of construction products.

LEONARD L. BERRY, Ph.D., 65, Distinguished Professor of Marketing and Professor of Humanities in Medicine, Texas A&M University. Dr. Berry has been a professor of marketing at Texas A&M University since 1982. He is the founder of the Center for Retailing Studies, holds the M.B. Zale Chair in Retailing and Marketing Leadership at Texas A&M and is the author of numerous books. He is a director of Lowe’s Companies, Inc., a publicly-held home improvement retailer, and Darden Restaurants Inc., a publicly-held casual dining restaurant company, and became a Genesco director in 1999.

WILLIAM F. BLAUFUSS, JR., 67, Consultant, Certified Public Accountant. Mr. Blaufuss, who became a Genesco director in 2004, retired as a partner from the public accounting firm of KPMG LLP in 2000. He was associated with KPMG for 37 years in various capacities, including Nashville Practice Unit Managing Partner and Partner in Charge of the Southeast Area Public Section Practice. From 2000 to 2002, he performed special projects for KPMG International regarding its operations outside the United States. He is a director of Nashville Bank and Trust Company and several nonprofit and civic organizations including Saint Thomas Health Services. He is a member of the Tennessee State Board of Accountancy.

JAMES W. BRADFORD, 61, Dean, Owen Graduate School of Management, Vanderbilt University. Mr. Bradford, who joined Genesco’s board in 2005, was named Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University in 2005. He joined the Owen School faculty and administration in 2002. He was president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999. Mr. Bradford is a director of Clarcor Inc., a publicly-held provider of filtration products, systems and services, and Granite Construction Incorporated, a publicly-held heavy civil contractor and construction materials producer.

ROBERT V. DALE, 71, Consultant. Mr. Dale, who became a director of the Company in 2000, has been a business consultant since 1998. He was president of Windy Hill Pet Food Company, a pet food manufacturer, from 1995 until 1998. Previously, he served as president of Martha White Foods for approximately six years during the 1970s and again from 1985 to 1994. He was also president of Beatrice Specialty Products division and a vice president of Beatrice Companies, Inc., the owner of Martha White Foods. He is a director of SunTrust Bank Nashville, N.A., CBRL Group, Inc., a publicly-held restaurant holding company, and Nashville Wire Products.

ROBERT J. DENNIS, 54, President and Chief Operating Officer, Genesco. Mr. Dennis joined Genesco in April 2004 as chief executive officer of Hat World Corporation. Mr. Dennis was named senior vice president of the Company in June 2004 and executive vice president and chief operating officer, with oversight responsibility for all the Company’s operating divisions, and became a director of the Company in 2005. He was named president in 2006. Prior to joining the Company, Mr. Dennis joined Hat World in 2001 from Asbury Automotive, where he was employed in senior management roles beginning in 1998. Mr. Dennis was with McKinsey and Company, an international consulting firm, from 1984 to 1997, where he became a partner in 1990.

MATTHEW C. DIAMOND, 39, Chairman and Chief Executive Officer, Alloy, Inc. Mr. Diamond was appointed chief executive officer of Alloy, Inc., a publicly-held direct marketing and media company targeting “Generation Y” consumers, in 1999. Before becoming chief executive officer, he served as the director of marketing and planning. He has served as a director of Alloy since 1996, and was elected chairman of the board in 1999. He has been a director of Genesco since 2001.

MARTY G. DICKENS, 60, Retired President, AT&T-Tennessee. Mr. Dickens, who joined Genesco’s board in 2003, retired from AT&T-Tennessee in 2007. He held a number of positions with BellSouth/AT&T Corp. and its predecessors and affiliates since 1999, following more than six years as an executive vice president with BellSouth International. Mr. Dickens is also a director of Avenue Bank-Tennessee and a number of charitable and community organizations.

BEN T. HARRIS, 64, Former Chairman, Genesco. Mr. Harris joined Genesco in 1967 and was named manager of the leased department division of Genesco’s Jarman Shoe Company in 1980. In 1991, he became president of the Jarman Shoe Company and in 1995, president of Genesco’s retail division. He was named executive vice president-operations and subsequently president and chief operating officer and a director of the Company in 1996. He served as chief executive officer from 1997 until April 2002 and as chairman of the Company from 1999 until 2004.

KATHLEEN MASON, 59, President and Chief Executive Officer, Tuesday Morning Corporation. Ms. Mason, who joined Genesco’s board in 1996, became president and chief executive officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, in 2000. She has served as a director of Tuesday Morning Corporation since 2000. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. Ms. Mason is also a director of Office Depot, a publicly-held supplier of office products and services.

HAL N. PENNINGTON, 70, Chairman and Chief Executive Officer, Genesco. Mr. Pennington became a member of the Company’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of the Company in 2000, was named chief executive officer in April 2002 and chairman in 2004. A Genesco employee since 1961, he was appointed president of the Johnston & Murphy division in 1997 and became senior vice president of the Company in 1998. He was president of the Dockers Footwear division from 1995 until 1997 and vice president-wholesale of Johnston & Murphy from 1990 until 1995. Mr. Pennington is also a director of Pinnacle Financial Partners, Inc., a bank holding company.

Director Independence

The board has determined that Mr. Beard, Dr. Berry, Mr. Blaufuss, Mr. Bradford, Mr. Dale, Mr. Diamond, Mr. Dickens and Ms. Mason are independent under applicable NYSE rules. The board considered the following payments made by the Company in Fiscal 2008:

•	contributions totaling $35,750 to two tax-exempt organizations with which Mr. Bradford is affiliated; and

•	contributions totaling $10,600 to two tax-exempt organizations of which Mr. Dickens is a director; and a contribution of $10,000 to one tax-exempt organization with which Mr. Dickens is affiliated.

The board determined that none of such payments affected the independence of the directors affiliated with the recipient organizations.

Certain Relationships and Related Transactions

The Company is aware of no related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions. No such transactions were disclosed for the fiscal year ended February 2, 2008 (“Fiscal 2008”). The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Any material proposed related-party transaction, including any Item 404 transaction irrespective of materiality, would, however, be brought before the board of directors or a specially designated committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

Board Committees and Meetings

The board of directors met twelve times during Fiscal 2008. No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he or she served during Fiscal 2008. The board of directors has standing audit, nominating and governance, compensation and finance committees. All committees are composed entirely of independent directors. It is the policy of the board of directors that no current or former employee of the Company will serve on any of these committees. A description of each board committee and its membership follows.

Audit Committee

Members:  Robert V. Dale (chairman), James S. Beard, William F. Blaufuss, Jr. and Kathleen Mason

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE) and operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the board of directors in monitoring (i) the processes used by the Company to produce financial statements, (ii) the Company’s systems of internal accounting and financial controls and (iii) the independence of the Company’s registered public accounting firm. The audit committee met ten times in Fiscal 2008. The board of directors has determined that Robert V. Dale, James S. Beard, William F. Blaufuss, Jr. and Kathleen Mason each qualify as “audit committee financial experts,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and are “independent,” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Nominating and Governance Committee

Members:  Robert V. Dale (chairman), Leonard L. Berry, James W. Bradford, Marty G. Dickens and William A. Williamson, Jr.

The nominating and governance committee, currently composed of five directors who are independent under applicable NYSE rules, met three times in Fiscal 2008. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. They include making recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members, (iv) the succession of the executive officers of the Company and (v) board policies and procedures and other matters of corporate governance. The chairman of the nominating and governance committee serves as presiding director in the board’s executive sessions of non-management directors and at other times when the chairman is absent and as the primary liaison between management and the board. Further information on the committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

Members:  Matthew C. Diamond (chairman), Leonard L. Berry, Kathleen Mason and William A. Williamson, Jr.

The compensation committee, currently composed of four independent directors, met four times in Fiscal 2008. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) approving the compensation of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the board of directors with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action taken by the board of directors is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the board of directors, (v) administering the Company’s 2005 Equity Incentive Plan, 1996 Stock Incentive Plan and Employee Stock Purchase Plan, and (vi) reviewing and making recommendations to the board with respect to the Compensation Discussion and Analysis and the Compensation Committee report required by SEC regulations for inclusion in the Company’s proxy statement.

Finance Committee

Members:  Marty G. Dickens (chairman), James S. Beard, William F. Blaufuss, Jr., James W. Bradford and Matthew C. Diamond

The finance committee, currently composed of five independent directors, met three times in Fiscal 2008. The committee (i) reviews and makes recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities and (d) the declaration or omission of dividends; (ii) approves the annual capital expenditure and charitable contribution budgets; (iii) serves as the primary means of communication between the board of directors and the investment committee of the Company’s employee benefits trusts and the chief financial officer regarding certain of the Company’s employee benefit plans; and (iv) appoints and removes and approves the compensation of the trustees under any employee benefit plan.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, in April 2004 the board of directors adopted a policy pursuant to which no former employee of the Company will serve as a member of the nominating and governance committee.

The nominating and governance committee and the board of directors will consider nominees for the board of directors recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to the secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934 if such person had been nominated by the board of directors, the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, along with the number and class of shares held of record by such shareholder. In the case of an annual meeting to be held on the fourth Wednesday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Wednesday in June. In the case of an annual meeting which is being held on any other date (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairman, with the assistance of the corporate secretary’s office, will arrange interviews of the candidate with members of the committee and with the chief executive officer, either in person or by telephone. After the members of the committee and the chief executive officer have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Communications with Directors by Shareholders, Employees and Other Interested Parties

Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the presiding director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217. The Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All directors, except Mr. Dickens, who had an unavoidable schedule conflict, were present at last year’s annual meeting.

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a code of business conduct and ethics that applies to all employees and directors. The Company has made the code of business conduct and ethics available and intends to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock and the persons who, according to the Company’s stock transfer records, own more than 5% of any of the other classes of voting securities described on page 2. Percentages are calculated based on outstanding shares as of April 21, 2008.

Name and Address	Class of	No. of	Percent of
of Beneficial Owner	Stock	Shares	Class

Anchorage Capital Masters Offshore, Ltd(1) Anchorage Advisors, L.L.C. Anchorage Advisors Management, L.L.C. Anthony L. Davis Kevin M. Ulrich 610 Broadway, Sixth Floor New York, New York 10012	Common	2,150,566	9.3%
Michael A. Roth(2) Brian J. Stark 3600 South Lake Drive St. Francis, Wisconsin 53235	Common	2,096,660	9.0%
Pennant Capital Management, LLC(3) Alan Fournier 26 Main Street, Suite 203 Chatham, New Jersey 07928	Common	2,000,000	8.6%
QVT Financial LP(4) QVT Financial GP LLC 1177 Avenue of the Americas, 9th Floor New York, New York 10036	Common	1,976,849	8.5%
Serengeti Asset Management LP(5) J. L. Serengeti Management LLC Joseph A. LaNasa III 632 Broadway, 12th Floor New York, New York 10012	Common	1,600,000	6.9%
Hayman Advisors, L.P.(6) Hayman Investments, L.L.C. J. Kyle Bass 2626 Cole Avenue, Suite 200 Dallas, Texas 75204	Common	1,545,374	6.7%
[Table continued on next page.]

Name and Address	Class of	No. of	Percent of
of Beneficial Owner	Stock	Shares	Class

Citadel Investment Group, L.L.C.(7) Citadel Limited Partnership Kenneth Griffin Citadel Equity Fund Ltd. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	Common	1,254,522	5.4%
James H. Cheek, Jr. 11 Burton Hills Boulevard, Apt. 407 Nashville, Tennessee 37215	Subordinated Cumulative Preferred	2,413	8.0%

(1)	Based upon a Schedule 13G dated March 13, 2008, reporting sole dispositive and voting power in 2,150,566 shares by each of the reporting persons.

(2)	Based upon a Schedule 13G dated February 14, 2008, reporting shared dispositive and voting power in 2,096,660 shares held jointly by the reporting persons.

(3)	Based upon a Schedule 13D dated March 6, 2008, reporting shared dispositive and voting power in 2,000,000 shares by each of the reporting persons.

(4)	Based upon a Schedule 13G dated February 4, 2008, reporting shared dispositive and voting power in 1,976,849 shares by each of the reporting persons.

(5)	Based upon a Schedule 13G dated February 13, 2008, reporting sole dispositive and voting power in 1,600,000 shares by each of the reporting persons.

(6)	Based upon a Schedule 13G dated February 13, 2008, reporting shared voting and dispositive power in 1,545,374 shares by each of the reporting persons.

(7)	Based upon a Schedule 13G dated February 13, 2008, reporting shared dispositive and voting power in 1,254,522 shares held jointly by the reporting persons.

Security Ownership of Directors and Management

The following table sets forth information as of April 22, 2008, regarding the beneficial ownership of the Company’s common stock by each of the Company’s current directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the current directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name	No. of Shares(1)(2)

James S. Beard	3,334
Leonard L. Berry	27,572
William F. Blaufuss, Jr.	5,262
James S. Bradford	3,334
Robert V. Dale	21,436
Robert J. Dennis	161,393
Matthew C. Diamond	10,285
Marty G. Dickens	6,906
Ben T. Harris	58,921
Kathleen Mason	41,030
Hal N. Pennington	420,003
William A. Williamson, Jr.	71,995
Jonathan D. Caplan	106,903
James C. Estepa	94,711
James S. Gulmi	245,919
Current Directors and Executive Officers as a Group (21 Persons)	1,563,724	(3)

(1)	Each director, director nominee and officer owns less than 1% of the outstanding shares of the Company’s common stock, except for Mr. Pennington, who owns 1.8%.

(2)	Includes shares that may be purchased within 60 days upon the exercise of options granted under the Company’s common stock option plans, as follows: Mr. Pennington — 268,391; Mr. Caplan — 71,794; Mr. Dennis — 76,572; Mr. Estepa — 27,705; Mr. Gulmi — 96,684; Mr. Dale — 12,000; Ms. Mason and Messrs. Berry and Williamson — 16,000 each; current executive officers and directors as a group — 770,279. Also includes shares of restricted stock which remain subject to forfeiture. See “Election of Directors — Director Compensation,” above, and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 6.7% of the outstanding shares of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during Fiscal 2008 all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation programs are intended to support its financial and strategic objectives by attracting and retaining employees with necessary skills and by motivating them through appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the three additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the board of directors has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation and expense control.

1. Compensation Committee Process.  In seeking that balance, the compensation committee looks primarily to market data from what it considers to be comparable companies. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee selected Longnecker & Associates as its independent consultant for Fiscal 2008 and Fiscal 2009. The committee and the consultant also solicit input from the chief executive officer (who may in turn seek input from other members of management) on subjective considerations such as individual performance and perceptions of internal equity that he believes should be taken into account in individual cases. On the basis of the comparable data, management input and the consultant’s knowledge of trends and developments in compensation design, the consultant annually prepares recommendations regarding the material elements of senior management direct compensation for the compensation committee’s consideration. The final compensation decision rests with the committee.

In recent years, the committee has approached its analysis of senior management compensation from the perspective of total direct compensation (consisting of base salary, annual incentives and long-term, stock-based incentives). It has assessed the competitiveness of the Company’s executive compensation as compared to (i) a peer group of public companies identified by the compensation committee’s consultant with input from the chairman of the committee and (ii) data reported in published surveys from companies in the retail industry with annual revenues and market capitalization similar to the Company’s. The most recent peer group, identified in 2006, included the following 15 companies, which the compensation committee considered relevant for comparison because of the nature of their businesses or target markets, their size and market value, and the likelihood that the Company competes against them for management personnel: Retail Ventures, Inc.; Brown Shoe Company, Inc.; The Talbots, Inc.; The Men’s Wearhouse, Inc.; Stein Mart, Inc.; Claire’s Stores, Inc.; Stage Stores, Inc.; Pacific Sunwear of California, Inc.; The Finish Line, Inc.; Children’s Place Retail Stores, Inc.; Chico’s FAS, Inc.; Aeropostale, Inc.; Urban Outfitters, Inc.; Carter’s Inc.; and The Stride Rite Corporation. At the time the peer group was identified, Stride Rite Corporation, Claire’s Stores, Inc. and Carter’s Inc. were publicly traded.

2. Effect of Merger Agreement on Compensation Committee Process in Fiscal 2008.  The compensation committee’s longstanding practice has been to act on the consultant’s recommendations at its October meeting, setting cash compensation levels for the upcoming fiscal year and making stock-based compensation grants on the date of the meeting. In June 2007, however, the Company entered into a merger agreement with The Finish Line Inc. which restricted the Company’s ability to adjust senior management compensation and to grant stock-based compensation. Because of the pending merger, the compensation committee did not meet in October 2007 and no adjustments to senior management compensation or grants of stock-based compensation were made.

By February 2008, the merger had not been completed. The compensation committee determined that it would meet and consider the base salary and annual incentive components of the compensation packages of the nine senior executive officers of the Company (including the named executive officers), and that it would make adjustments subject to the approval of The Finish Line, to the extent required under the merger agreement. The committee did not then consider grants of stock-based compensation because it did not believe that The Finish Line would approve the issuance of additional equity before the consummation of the merger. For purposes of the analysis, the compensation committee’s consultant updated the 2006 peer group data using a 3.9% inflationary factor based upon broad-based survey data.

The merger agreement was terminated on March 4, 2008. The base salary changes approved by the compensation committee in February became effective as of March 1, 2008, upon the termination of the merger agreement. The compensation committee met on March 11, 2008, to consider the consultant’s recommendations with respect to stock-based compensation and made restricted stock grants as discussed below under the heading “Elements of Direct Compensation — Stock-Based Compensation.”

3. Elements of Direct Compensation.  Direct compensation to the Company’s executive officers consists of annual base salary, annual incentive bonuses and long-term incentives in the form of stock-based awards. The compensation committee generally seeks to pay base salaries at or near the market median, using the bonus to provide the prospect of above-median cash compensation for superior performance against annual benchmarks. Additionally, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to align management’s interests with those of the shareholders. The compensation committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (total cash plus the targeted value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.  The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the employee’s skills and the demands of his or her position. Consistent with the compensation committee’s goal to set base salaries at or near the market midpoint, the consultant’s survey and peer group data for Fiscal 2008 indicated that base salaries for the senior management group in the aggregate were at 106% of the midpoint. The range within the group was from 92% to 132% of the midpoint. For Fiscal 2009, the committee set base salaries for the named executive officers ranging from 95% to 137% of the midpoint, with the chief executive officer slightly below the midpoint, the chief financial officer essentially at the midpoint, and the officers with operational responsibilities above it. Distribution within the range reflects a combination of individual officers’ compensation history, the committee’s assessment of the likely current market for the individual officers’ particular skills and experience, and other subjective factors. It also reflects a general disposition to allocate the resource pool slightly more favorably to operational management than to corporate staff positions, related to the emphasis of the Company’s operating philosophy on operational excellence as a primary driver of value. Consistent with the objective of controlling compensation expense, the named executive officers’ base salary increases for Fiscal 2009 averaged approximately 3.6%.

B. Annual Incentive Compensation. (i) Overview.  Executive officers other than the chief executive officer participate in the Company’s Management Incentive Compensation Plan, which is designed to reward increasing earnings in an amount sufficient to provide a return on incremental capital greater than the Company’s cost of capital. (The compensation committee has historically awarded the chief executive officer’s annual bonus on the same basis as if he were a corporate business unit participant in the plan and has voted to do so with respect to Fiscal 2009, as well.) The plan also incorporates incentives for individual strategic objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit, as well as incentives designed to reward senior operational management for their contributions to corporate interests that may be broader than those of their individual business units. The compensation committee reviews and adopts the plan with input from its independent consultant and from senior management. The consultant makes recommendations with regard to target bonus levels based on its peer group and survey comparisons of target bonuses as a percentage of base salary and total targeted cash compensation. The compensation committee sets the targets.

(ii) Bonus Targets.  Target bonuses for the named executive officers other than the chief executive officer ranged from 58% to 70% of base salary for Fiscal 2008. The chief executive officer’s target bonus was 80% of base salary for Fiscal 2008. Targets for the named executive officers are unchanged as a percentage of base salary for Fiscal 2009. The Fiscal 2008 targets for the named executive officers ranged from 87% to 144% of the market midpoint identified by the compensation committee’s consultants’ data. Total targeted cash compensation (base salary plus target bonus) for the executive group was at 107% of the midpoint for Fiscal 2008. Of the named executive officers, only Mr. Caplan earned a positive bonus for Fiscal 2008.

(iii) Award Components.  The named executive officers participating in the Fiscal 2008 Management Incentive Compensation Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting awards carried over from prior years or, subject to certain limitations described below, awards from future years. Presidents of the Company’s operating divisions were eligible to earn cash awards in amounts determined 50% on the basis of changes in Economic Value Added (EVA1) for their respective business units, 25% on the basis of EVA changes for the entire Company and 25% on the basis of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Other executive officers’ awards were determined 75% on the basis of corporate EVA changes and 25% on the basis of individual strategic goals similarly agreed upon with their supervisors.

(iv) EVA Calculations.  EVA is determined by subtracting from a business unit’s net operating profit after taxes (NOPAT) a charge of 12% of the average net assets (total assets minus non-interest bearing current liabilities) employed to generate the profit. The 12% capital charge is the Company’s estimate of its weighted average cost of debt and equity capital. The plan is designed to encourage efficient use of assets, since profit improvement that is less than 12% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

NOPAT and net assets employed for incentive plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with generally accepted accounting principles for financial reporting purposes. The

1 EVA is a trademark of Stern Stewart & Co.

Company’s NOPAT for purposes of the EVA Plan in Fiscal 2008 is equal to earnings before the “Restructuring and Other, Net” line on the Consolidated Statement of Earnings, plus merger-related expenses of $27.6 million, stock-based compensation expense of $7.2 million, and $1.7 million related to infrastructure costs incurred to support an upgrade to retail store point of sale and special order systems, less taxes at the Company’s 39% effective rate (eliminating the effect of the nondeductibility of merger-related expenses on the tax rate) for the year. Stock option expense was excluded in the calculation of NOPAT because applicable accounting standards did not require expensing of options when the applicable performance intervals for the EVA Plan were last calibrated. Interest expense is excluded from the calculation because it would be duplicative of the 12% capital charge discussed above. The point of sale upgrade costs are excluded as a strategic investment with a multi-year expected return. Merger-related expenses are excluded because in the judgment of the compensation committee plan participants did not control the decision to enter into the merger agreement with The Finish Line and the expenses associated with the decision would skew the performance measures the EVA Plan is designed to reflect.

The following table shows for each of the Company’s primary business units in Fiscal 2008: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue for shortfalls from the target improvement (column (a)) in proportion to the interval shown in column (b). Four of the six business units accrued negative bonuses for Fiscal 2008. See the discussion under the heading “Bonus Bank,” below for the consequences of a negative bonus. As discussed below, named executive officers with responsibilities for more than one business unit receive incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

		(b)
	(a)	FY 2008
	FY 2008	Incremental	(c)	(d)
	Target EVA	Improvement	FY 2008	FY 2008 Bonus
Business Unit	Improvement	Interval	EVA Change	Multiple
	($)	($)	($)

Corporate Total	1,648,000	6,544,000	(30,021,000)	−3.84
Hat World Group	691,000	1,493,000	(9,687,000)	−5.95
Journeys Group	442,000	2,048,000	(22,281,000)	−10.09
Underground Station Group	103,000	1,156,000	(5,664,000)	−3.99
Johnston & Murphy Group	329,000	982,000	1,998,000	+2.70
Licensed Brands	96,000	450,000	2,193,000	+5.66

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. The Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units approximate shares of above-target EVA improvement with some adjustment for differences in unit size, and a similar likelihood of multi-year zero bonuses.

Recalibration of the targets and intervals shown in columns (a) and (b) tends to penalize business units with stronger performance by increasing the amount of EVA improvement required for them to earn bonuses, while rewarding worse performers by decreasing the amounts required for them to earn bonuses. To mitigate this performance penalty, the Company does not recalibrate the targets and intervals every year. They were last calibrated at the beginning of Fiscal 2005 (except for an adjustment at the corporate level for a small acquisition in Fiscal 2007).

Each participant’s business unit or units are assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units. Among the named executive officers who were plan participants in Fiscal 2008, Mr. Gulmi and Mr. Dennis were assigned to the Corporate Total business unit. Mr. Estepa’s assignment was 56% Journeys Group, 19% Underground Station Group, and 25% Corporate Total. Mr. Caplan’s was 50% Johnston & Murphy Group, 25% Licensed Brands, and 25% Corporate Total.

(v) Individual Strategic Objectives.  As noted above, the payment of 25% of a participant’s annual incentive award for EVA improvement is contingent on his or her achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Individual strategic goals for the named executive officers typically involve initiatives that the executive officer group considers important to the long-term prospects of the participants’ business units, but that may not be adequately incented by the portion of the bonus calculated on current financial performance. Examples include retail divisions’ opening a targeted number of new retail stores on schedule and planning for the launch of new retail concepts. The Company does not disclose these individual strategic goals, since many of them are competitively sensitive. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The plan permits full credit for strategic goals if they have been at least 95% achieved. Mr. Caplan, the only named executive officer with a positive bonus for Fiscal 2008, received full credit for his strategic goals for the year.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature were made for Fiscal 2008.

(vi) Bonus “Bank.”  The plan includes the following “bonus bank” feature: awards for better than expected EVA are uncapped and “negative awards” for worse than expected results are possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank. Each year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one third of any amount in excess of three times the target in the current year, and (iii) the current installments of banked awards from previous years, if any, which are paid out in three equal annual installments. If the participant’s bonus bank balance is negative, 50% of any positive award in excess of two times the target will be applied toward “repaying” the negative balance and 50% will be paid out to the participant. Any negative balance from a single year will be canceled to the extent not repaid after three years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it. Any positive balance is forfeited if the participant voluntarily resigns from employment by the Company or is terminated for cause. The committee believes that the “bonus bank” feature of the plan offers improved incentives for management to focus on building long-term value in the Company, and that the forfeiture provisions aid the retention of key employees. Including Fiscal 2008 payouts and accruals, bonus bank balances for the named executive officers who are plan participants are as follows:

Jonathan D. Caplan	$3,033
Robert J. Dennis	$(1,432,767)
James C. Estepa	$(2,196,972)
James S. Gulmi	$(840,960)

Bonuses reported in column (g) of the Summary Compensation Table below are bonuses actually earned for the years indicated, disregarding any deferrals of current awards of any payouts of previously deferred amounts pursuant to the “banking” feature of the plan. As part of his payout for Fiscal 2008, Mr. Caplan received $1,516.67 that had been mandatorily deferred in prior years.

(vii) CEO Annual Incentive Compensation.  While the chief executive officer is not a participant in the management incentive plan because of his role in establishing performance objectives under the plan, the compensation committee has historically awarded him a bonus calculated using the multiple earned by corporate staff participants in the plan and adopted a resolution declaring its intent to do so for Fiscal 2009. Consequently, Mr. Pennington did not receive a bonus for Fiscal 2008 and his bonus payout, if any, for Fiscal 2009 and future years will potentially be reduced in accordance with the “banking” mechanism described above.

C. Stock-based Compensation.  Grants of stock options and restricted stock to key executives of the Company including the named executive officers are intended to provide them with an incentive to make decisions which are in the long-term best interests of the Company and thus to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of an option or a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock.

Options are typically granted to executive officers and other key employees once annually. For more than a decade, with the exception of Fiscal 2008, when the committee did not make the customary annual option grants because of the pending merger discussed above, the committee has made annual option grants as part of its annual compensation planning meeting held in conjunction with the regularly scheduled October board meeting. As noted above, the committee met after termination of the merger and awarded grants of restricted stock. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced and made one such grant, to a non-executive officer, in Fiscal 2008. The compensation committee does not attempt to time option grants in relation to the Company’s release of material information. All option grants carry an exercise price equal to the fair market value of the underlying stock on the actual date of grant. Grants of all options currently outstanding provided that they would become exercisable in annual installments of 25% of the total number of shares subject to the options granted. Annual vesting requires the executive to remain employed by the Company for the entire four-year vesting period to realize fully the gain on the total number of shares covered by the option. Options granted under the plan expire ten years after the date of grant.

Prior to the adoption in 2006 of FAS 123(R) (an accounting standard requiring that employee stock options be reflected as compensation expense in issuing companies’ financial statements), employee options that satisfied certain criteria, unlike restricted stock, did not involve compensation expense. Consequently, options were the Company’s favored form of stock-based compensation. Restricted stock became a component of the compensation of all executive officers (including the named executive officers) in Fiscal 2006. The committee replaced a portion of the shares that had in previous years been granted as options with a lesser number of restricted shares subject to forfeiture upon termination of the grantee’s employment prior to vesting, which occurs in four equal annual increments. The committee believes that the inclusion of restricted stock in the stock-based component of executive compensation better aligns the interests of management with those of shareholders. Because options have no value to the employee if the market price of the Company’s stock is at or below the exercise price, the use of options as the exclusive form of stock-based compensation may lead to an exaggerated perception of downside risk and greater risk aversion on the part of option holders as compared to shareholders. Additionally, because the compensation committee believes that shares of restricted stock represent a greater value to recipients upon grant than do options, fewer shares of restricted stock than options may be granted, resulting in lower earnings per share dilution than a stock-based compensation program consisting solely of options. In March 2008, the committee made awards consisting solely of restricted stock because the number of shares available for grant under the Company’s 2005 Equity Incentive Plan was insufficient to reach the target long-term incentive value for the grantee population if stock options were included in the grants. The committee will likely award a combination of restricted stock and options in future years when additional shares become available for grant under the 2005 Equity Incentive Plan, since it believes that options (which have value to grantees only to the extent that the market price of the Company’s stock rises after the grant date) constitute a valuable incentive to work for increased shareholder value. Because no stock-based compensation had been granted during Fiscal 2008, the committee made the March 2008 grants subject to risk of forfeiture lapsing with respect to the shares in three equal annual increments rather than the usual four.

As with other elements of direct compensation, the compensation committee has primarily considered peer group and survey comparison data to determine the magnitude of stock-based compensation awards. In March 2008, it considered the targeted long-term value of the award, assuming a five-year holding period and 15% annual appreciation (i) as a multiple of each named executive officer’s base salary and (ii) as a component of total direct compensation, in comparison to the peer group and survey data. (These assumptions are for comparison purposes only, and do not represent a forecast of future performance or the period for which stock granted will be retained. The targeted long-term value considered by the committee is not the value reported in columns (e) and (f) of the Summary Compensation Table, below, which represents the compensation expense calculated pursuant to FAS 123(R) of restricted shares and options granted in prior years that vested during each of the fiscal years indicated in the table.) The March 2008 grants’ targeted long-term value (which will be realized only to the extent that 15% annual appreciation in the value of the Company’s stock is achieved and the named executive officer remains employed and holds the stock granted for the five-year period assumed) represented 2.75 times base salary for the chief executive officer, 2.0 times base salary for the chief operating officer and 1.75 times base salary for each of the other named executive officers.

The committee’s Fiscal 2008 valuation of total direct compensation, including the targeted long-term value of the March 2008 stock-based compensation, averaged 1.13 times the market midpoint for all executive officers, with a range of .96 to 1.43 times the midpoint for the named executive officers. Distribution within the range reflects individual officers’ compensation history and the committee’s subjective assessment of factors including the likely current level of market competition for the individual officers’ services.

In Fiscal 2008, the nominating and governance committee of the Company’s board adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Operating Officer	30,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares

The guidelines allow covered executives up to five years from their adoption (or from subsequently appointed executives’ appointment dates) to comply with the guidelines. Restricted stock grants and vested stock option awards may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders.

4. Other Compensation.

A. Change of Control Arrangements and Severance Plan.

(i) Change of Control.  All the named executive officers are parties to employment protection agreements. The agreements become effective only in the event of a change of control, which will be deemed to have occurred if a person or group acquires securities representing 20% or more of the voting power of the Company’s outstanding securities or if there is a change in the majority of directors in a contested election. Each agreement provides for employment by the Company for a term of three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.” Additionally, all stock options and restricted stock granted by the Company under the Company’s equity incentive plans become immediately vested and (in the case of options) exercisable upon a change of control as defined in the plans.

The Company believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. The Company also believes that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders.

(ii) Severance Plan.  The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the severance plan). Under the terms of the plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.”

B. Defined Benefit, Defined Contribution and Deferred Income Plans.

(i) Defined Benefit Plan.  The Genesco Retirement Plan is a noncontributory, qualified pension plan. Prior to December 31, 1995, it provided retirement benefits to eligible participants based on a formula taking into consideration the average of the ten highest consecutive years’ earnings of the participant, years of benefit service and other factors.

Effective January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Effective January 1, 2005, the cash balance formula was frozen and benefit accruals ceased. Beginning in 2005, participant accounts will be credited annually with the lesser of (a) 7% or (b) the annual rate of interest on 30-year Treasury securities for the month of December immediately preceding the Plan Year for which the rate applied. The Company makes a supplemental, “makeup” payment outside the Retirement Plan equal to the amount, if any, by which (a) exceeds (b), and the amount of other contributions that were lost when the Retirement Plan was frozen, equal to 2.5% of compensation up to the Social Security wage base and 4% of compensation above it. For Fiscal 2008, the named executive officers who are participants in the Retirement Plan received the following “makeup” payments:

Mr. Pennington	$13,820
Mr. Gulmi	$13,820
Mr. Estepa	$13,820
Mr. Caplan	$11,202

Because he had no vested benefits under the Retirement Plan as of January 1, 2005, Mr. Dennis is not a participant in the Retirement Plan.

The Internal Revenue Code limited the amount of salary which was taken into account in calculating Retirement Plan benefits. Taking into account the preserved benefits under the average of the ten highest years and the accumulated funds in cash balance formula, and assuming that the participant’s accrued benefits at normal retirement are taken in the form of single life annuity, the estimated annual benefit payable for each participating named executive officer at retirement is as follows: Mr. Pennington — $67,428; Mr. Caplan — $11,742; Mr. Estepa — $28,744; and Mr. Gulmi — $63,803.

The years of benefit service of the participating named executive officers are: Hal N. Pennington — 44 years; Jonathan D. Caplan — 13 years; James C. Estepa — 21 years; and James S. Gulmi — 34 years. The earnings of such persons for purposes of computing benefits under the Retirement Plan in 2004 are substantially the same as set forth in the Summary Compensation Table in the salary and bonus columns, except that the Internal Revenue Code limited the amount of a person’s annual earnings which could be taken into account in calculating benefits under the Retirement Plan during any calendar year. A participant has no vested benefits under the Retirement Plan until he or she has five years’ service with the Company.

(ii) Defined Contribution Plan.  The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan designed to comply with Section 401(k) of the Internal Revenue Code of 1986. Participants in the plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $225,000) plus 50% of the next 2% of compensation (similarly limited) deferred.

In Fiscal 2008, each of the named executive officers received a matching contribution of $9,000.

Such amounts are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(iii) Deferred Income Plan.  The named executive officers, in addition to other eligible employees, may participate in the Deferred Income Plan. Under this Plan, the participant may elect to defer up to 15% of base salary, 100% of bonus payouts, and 15% of the supplemental “makeup” payment discussed above. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

C. Perquisites.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

In connection with his appointment as chief operating officer in Fiscal 2007, the Company reimbursed Mr. Dennis for expenses incurred in connection with his relocation to Nashville, and for income taxes payable on the reimbursement. The Company considers relocation expenses on a case-by-case basis.

In addition to participation in the plans and programs described above, the named executive officers are provided financial or estate planning and tax preparation assistance not to exceed $5,000 per year. The Company pays luncheon club dues for the chief executive officer and chief financial officer to facilitate business entertaining. All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance with a death benefit of up to $90,000 and participate in a supplemental medical and dental insurance plan available to middle- and senior-management employees that covers deductibles, co-payments and certain exclusions under the standard health insurance programs available to all employees.

Attributed costs of the personal benefits described above for the named executive officers for Fiscal 2008 are included in column (i) of the “Summary Compensation Table,” below.

4. Tax Considerations.

(i) Tax Deductibility of Compensation.  The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is not performance-based and that is paid to certain individuals. The committee may choose to approve compensation that will not meet these requirements when it considers the potential benefit to the Company to exceed the value of the tax deduction.

(ii) Nonqualified Deferred Compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes that it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation,” below.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

By the Committee:

Matthew C. Diamond, Chairman
Leonard L. Berry
Kathleen Mason
William A. Williamson, Jr.

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2008, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2008 and Fiscal 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(h)(6)	(i)(7)	(j)

Hal N. Pennington	2008	750,000	-0-	837,287	671,577	-0-	-0-	50,340	2,309,204
Chairman and Chief Executive Officer	2007	720,000	759,000	848,536	953,195	-0-	85,258	43,400	3,409,389
James S. Gulmi	2008	378,788	-0-	257,228	155,502	-0-	56,049	34,113	881,680
Senior Vice President- Finance and Chief Financial Officer	2007	350,000	-0-	260,672	189,401	217,800	75,995	44,769	1,138,637
Robert J. Dennis	2008	575,000	-0-	500,944	368,355	-0-	-0-	21,747	1,466,046
President and Chief Operating Officer	2007	500,000	-0-	507,872	334,624	462,000	4,993	288,708	2,098,197
Jonathan D. Caplan	2008	300,000	-0-	212,634	175,704	326,417	7,326	32,270	1,054,351
Senior Vice President	2007	290,000	-0-	215,488	226,098	396,825	68,028	29,375	1,225,814
James C. Estepa	2008	515,000	-0-	445,028	304,215	-0-	15,281	36,769	1,316,293
Senior Vice President	2007	495,000	-0-	451,466	409,364	295,584	775	33,237	1,685,426

(1)	The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred
Name	Fiscal 2008	Fiscal 2007

Hal N. Pennington	$12,531	$34,123
James S. Gulmi	68,855	150,681
Robert J. Dennis	116,947	406,816
Jonathan D. Caplan	52,382	151,231
James C. Estepa	12,916	21,028

(2)	Mr. Pennington’s annual incentive pay for Fiscal 2007 is reported in column (d) because it was technically in the discretion of the compensation committee, although the committee awarded his bonus for Fiscal 2007 on the same basis as if he had been a corporate staff participant in the EVA Incentive Plan and had never awarded the bonus on any other basis. See the discussion under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section, above. Mr. Pennington elected to defer $8,219 of the amount reported in

[Footnotes continued on next page.]

column (d) in the Defined Contribution Plan. All the other named executive officers’ annual incentive compensation is reported in column (g).

(3)	The amounts in column (e) are the dollar amounts of restricted stock awards under the 2005 Equity Incentive Plan that were recognized for financial statement reporting purposes for the applicable fiscal years pursuant to FAS 123(R). They thus include amounts related to portions of awards granted both in the year in which the recognition occurred (with respect to Fiscal 2007) and in prior years. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for Fiscal 2008 included in the Company’s annual report on Form 10-K filed with the SEC on April 2, 2008.

(4)	The amounts in column (f) are the dollar amounts of option awards under the 1996 Stock Incentive Plan and the 2005 Equity Incentive Plan that were recognized for financial statement reporting purposes for Fiscal 2008 pursuant to FAS 123(R). They thus include amounts related to portions of awards granted both in the year in which the recognition occurred (with respect to Fiscal 2007) and in prior years. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for Fiscal 2008 included in the Company’s annual report on Form 10-K filed with the SEC on April 2, 2008.

(5)	The amounts in column (g) are cash awards under the Company’s EVA Incentive Plan, discussed in greater detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section above. They include amounts voluntarily deferred by the named executive officers in the Company’s Defined Contribution Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. They also include, in the case of Mr. Caplan for Fiscal 2007, $6,825 mandatorily “banked” pursuant to the terms of the EVA Incentive Plan, as described above, $1,516.67 of which was paid out in conjunction with his Fiscal 2008 award. Mr. Dennis also received a cash payment of $112,833, representing a portion of his incentive award earned for Fiscal 2005 that was previously mandatorily “banked” under the terms of the EVA Incentive Plan, in conjunction with his Fiscal 2007 award. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the Salary Deferral Plan and/or the Deferred Income Plan:

	Amount Deferred ($)
Name	Fiscal 2008	Fiscal 2007

James S. Gulmi	N/A	$75,764
Robert J. Dennis	N/A	109,400
Jonathan D. Caplan	-0-	69,020
James C. Estepa	N/A	13,277

(6)	The amounts in column (h) are the sum of (a) any actuarial increase in the present value of the named executive officers’ benefits under the Genesco Retirement Plan,

[Footnotes continued on next page.]

determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and (b) the amount of earnings or loss on nonqualified deferred compensation under the Company’s Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” above that exceed 120% of the applicable federal long-term interest rate. Negative changes in the actuarial value of Retirement Plan benefits are not reflected in column (h).

For each of the named executive officers, the components of the sum reported in column (h) are as follows:

	(a)		(b)
	Change in Present Value		Excess Deferred Income
	of Pension Benefits		Plan Earnings
	($)		($)
Name	Fiscal 2008	Fiscal 2007	Fiscal 2008	Fiscal 2007

Hal N. Pennington	-0-	-0-	-0-	85,258
James S. Gulmi	56,049	17,712	-0-	58,283
Robert J. Dennis	-0-	-0-	-0-	4,993
Jonathan D. Caplan	7,326	3,642	-0-	64,386
James C. Estepa	15,281	775	-0-	-0-

(7)	The amounts in column (i) include, for each executive officer, life, medical, dental and long-term disability insurance premiums paid by the Company, matching contributions to the Company’s 401(k) Plan, and an employee discount on merchandise sold by the Company that is available to all full-time employees. For all the named executive officers except Mr. Dennis, the amounts in column (i) include the supplemental retirement payment discussed under the heading “Defined Benefit, Defined Contribution and Deferred Income Plans,” and the premiums for a basic amount of long-term care insurance available to all employees. For Mr. Gulmi and Mr. Estepa, they include matching charitable contributions up to $600 per employee, available to all employees. For Mr. Pennington and Mr. Gulmi, the amounts include luncheon club dues. For Mr. Pennington, they include financial planning services and for Mr. Estepa, tax preparation services.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2008

The following table shows, for each of the named executive officers, information regarding their target awards under the Company’s EVA Incentive Plan for Fiscal 2009. There were no equity incentive awards to named executive officers during Fiscal 2008.

		Estimated Possible Payouts
		Under Non-Equity Incentive
		Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)

Hal N. Pennington	N/A	—	$614,930	—
James S. Gulmi	N/A	—	$227,795	—
Robert J. Dennis	N/A	—	$416,500	—
Jonathan D. Caplan	N/A	—	$186,000	—
James C. Estepa	N/A	—	$321,000	—

(1)	Columns (c), (d) and (e) relate to the Company’s EVA Incentive Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at February 2, 2008. The awards include stock options and restricted stock, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares of
	Unexercised	Unexercised			Units of Stock	Units of Stock
	Options	Options	Option	Option	That Have	That Have
	(#)	(#)	Exercise Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)(3)

Hal N. Pennington	10,368	-0-	17.00	10/24/2011	61,758	$2,067,658
	59,034	-0-	16.76	11/13/2012
	130,000	-0-	17.50	10/21/2013
	56,250	18,750	24.90	10/26/2014
	8,352	8,352	36.40	10/25/2015
	4,387	13,160	38.14	10/24/2016
James S. Gulmi	12,000	-0-	13.19	11/04/2009	19,152	641,209
	6,000	-0-	16.63	10/16/2010
	20,000	-0-	17.00	10/24/2011
	20,000	-0-	16.76	11/13/2012
	20,000	-0-	17.50	10/21/2013
	15,000	5,000	24.90	10/26/2014
	2,325	2,325	36.40	10/25/2015
	1,359	4,075	38.14	10/24/2016
Robert J. Dennis	30,000	10,000	23.54	04/01/2014	37,645	1,260,355
	30,000	10,000	24.90	10/26/2014
	4,126	4,126	36.40	10/25/2015
	2,446	7,338	38.14	10/24/2016
Jonathan D. Caplan	25,000	-0-	16.76	11/13/2012	15,829	529,955
	25,000	-0-	17.50	10/21/2013
	18,750	6,250	24.90	10/26/2014
	1,927	1,927	36.40	10/25/2015
	1,117	3,349	38.14	10/24/2016
James C. Estepa	12,500	-0-	17.50	10/21/2013	33,783	1,131,055
	10,000	10,000	24.90	10/26/2014
	3,288	3,288	36.40	10/25/2015
	1,917	5,750	38.14	10/24/2016

(1)	All options were granted under the 2005 Equity Incentive Plan on the dates which are ten years before the expiration dates shown, and vest in four equal annual installments beginning on the first anniversary of the grant date.

[Footnotes continued on next page.]

(2)	The shares of restricted stock vest on the following schedule:

		Restricted Shares
Name	Grant Date	Outstanding	Vesting Increments

Hal N. Pennington	10/25/2005	29,308	29,308 on 10/25/2008

	10/25/2005	12,599	6,300 on 10/25/2008
			6,299 on 10/25/2009

	10/24/2006	19,851	6,617 on 10/24/2008
			6,617 on 10/24/2009
			6,617 on 10/24/2010
James S. Gulmi	10/25/2005	9,498	9,498 on 10/25/2008

	10/25/2005	3,507	1,754 on 10/25/2008
			1,753 on 10/25/2009

	10/24/2006	6,147	2,049 on 10/24/2008
			2,049 on 10/24/2009
			2,049 on 10/24/2010
Robert J. Dennis	10/25/2005	20,353	20,353 on 10/25/2008

	10/25/2005	6,224	3,112 on 10/25/2008
			3,112 on 10/25/2009

	10/24/2006	11,068	3,689 on 10/24/2008
			3,690 on 10/24/2009
			3,689 on 10/24/2010
Jonathan D. Caplan	10/25/2005	7,870	7,870 on 10/25/2008

	10/25/2005	2,907	1,454 on 10/25/2008
			1,453 on 10/25/2009

	10/24/2006	5,052	1,684 on 10/24/2008
			1,684 on 10/24/2009
			1,684 on 10/24/2010
James C. Estepa	10/25/2005	20,149	20,149 on 10/25/2008

	10/25/2005	4,960	2,480 on 10/25/2008
			2,480 on 10/25/2009

	10/24/2006	8,674	2,891 on 10/24/2008
			2,892 on 10/24/2009
			2,891 on 10/24/2010

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on February 1, 2008 ($33.48).

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table shows, for each named executive officer, certain information about his stock option exercises, if any, and shares of restricted stock that vested, during Fiscal 2008:

	Option Awards			Stock Awards
				Number of
	Number of			Shares
	Shares Acquired	Value Realized		Acquired on	Value Realized
	on Exercise	on Exercise		Vesting	on Vesting
Name	(#)	($)		(#)	($)
(a)	(b)	(c)		(d)	(e)(1)

Hal N. Pennington	-0-	-0-		12,917	608,435
James S. Gulmi	10,000	338,000	(2)	3,803	179,163
Robert J. Dennis	-0-	-0-		6,802	320,455
Jonathan D. Caplan	-0-	-0-		3,138	147,832
James C. Estepa	-0-	-0-		5,372	253,079

(1)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the vesting date times the number of shares vested.

(2)	Amount reflects the difference between (a) the product of (i) the closing price of the Company’s common stock on the NYSE on the exercise date times (ii) the number of shares acquired on exercise, minus (b) the total exercise price for the shares so acquired.

PENSION BENEFITS IN FISCAL 2008

The following table shows, for each of the named executive officers, his number of years credited service and the actuarial present value of his accumulated benefit under the Genesco Retirement Plan, discussed in “Compensation Discussion and Analysis — Defined Benefit, Defined Contribution and Deferred Income Plans,” above. Both credited service and the present value of the accumulated benefit are calculated as of December 31, 2007, the plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for Fiscal 2008. The valuation method and material assumptions reflected in the calculation of the present value of the accumulated benefit are those included in footnote 10 to the Company’s audited financial statements included in the Company’s annual report on Form 10-K, filed with the SEC on April 2, 2008.

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hal N. Pennington	Genesco Retirement Plan	44	641,892	-0-
James S. Gulmi	Genesco Retirement Plan	34	596,726	-0-
Robert J. Dennis	Genesco Retirement Plan	-0-	-0-	-0-
Jonathan D. Caplan	Genesco Retirement Plan	13	73,058	-0-
James C. Estepa	Genesco Retirement Plan	21	211,184	-0-

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Benefit, Defined Compensation, and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at Last
	Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Hal N. Pennington	-0-	-0-	21,445	-0-	1,220,338
James S. Gulmi	123,219	-0-	(3,991)	-0-	771,958
Robert J. Dennis	393,134	-0-	(17,683)	-0-	491,007
Jonathan D. Caplan	114,057	-0-	(42,744)	-0-	686,672
James C. Estepa	-0-	-0-	-0-	-0-	-0-

All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2008.

Because no named executive officer’s deferred compensation earnings for Fiscal 2008 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for Fiscal 2007:

Hal N. Pennington	$127,600
James S. Gulmi	284,728
Robert J. Dennis	521,209
Jonathan D. Caplan	284,637
James S. Estepa	-0-

CHANGE OF CONTROL ARRANGEMENTS, EMPLOYMENT AGREEMENTS AND SEVERANCE PLAN

All the named executive officers are parties to employment protection agreements. The agreements become effective only in the event of a Change of Control, which is defined as (i) any person (as defined in Section 3(a)(9) of Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event shall not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this section. Each agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his authority and duties immediately prior to the Change of Control. He is also to receive compensation (including incentive compensation) during the term in an amount not less than that which he was receiving immediately prior to the Change of Control. If the executive’s employment is terminated by death or disability during the term of the agreement, he is entitled to receive his salary, any deferred compensation, all amounts owing to him under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive, prorated for the number of days in the current fiscal year that the executive was employed. If the executive is terminated for cause or quits voluntarily during the employment period, he is entitled to receive the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

If the executive’s employment is actually or constructively terminated by the Company without cause during the term of the agreement, the executive will be entitled to receive his base salary through the termination date, and a lump-sum severance allowance equal in Mr. Pennington’s case to three times and in the case of the other named executive officers to two times (i) his or her annual base salary, plus (ii) the average of his two most recent annual bonuses, plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the change of control, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the employment protection agreements are to be reduced by any amount received under the general severance plan described below.

All stock options and restricted stock granted by the Company under the Company’s equity incentive plans generally become immediately vested and (in the case of options) exercisable upon a Change of Control as defined in the plans, provided (in the case of certain of the options) that at least six months have lapsed since the date the option was granted.

The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his employment, occurred on February 2, 2008, the estimated amounts payable with respect to (a) salary and (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on that date of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Change of Control agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) the gross-up related to excise taxes that would have been reimbursable to the officer (assuming a 35% marginal federal income tax rate), and (g) the total of items (a) through (f). The actual awards and amounts payable can only be determined at the time of each executive’s termination of employment.

			Accelerated		Deferred
	Cash		Stock-Based	Estimated	Compensation
	Severance	Bonus	Compensation	Benefits Value	Payout	Tax Gross-Up	Total
	(a)(1)	(b)(2)	(c)(3)	(d)(4)	(e)	(f)	(g)
Name	($)	($)	($)	($)	($)	($)	($)

Hal N. Pennington	2,250,000	3,020,100	2,228,533	310,297	1,220,338	-0-	9,029,268
James S. Gulmi	758,000	509,000	684,109	125,373	771,958	-0-	2,848,440
Robert J. Dennis	1,150,000	1,132,592	1,445,555	116,694	491,007	-0-	4,335,848
Jonathan D. Caplan	600,000	555,088	583,580	99,489	686,672	-0-	2,524,829
James C. Estepa	1,030,000	1,364,456	1,216,855	151,393	-0-	-0-	3,762,704

1)	For Mr. Pennington three times, and for all others two times, the annual base salary of the named executive officer as of February 1, 2008.

2)	For Mr. Pennington three times, and for all others two times, the average of the last two annual bonuses earned by the named executive officer.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on February 1, 2008, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

4)	Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to February 2, 2008.

General Severance Plan.  The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without cause as of February 1, 2008, the named executive officers would have been entitled to the following additional severance payments under the plan: Mr. Pennington — $346,154; Mr. Caplan — $86,538; Mr. Dennis — $66,346; Mr. Estepa — $217,885; and Mr. Gulmi — $174,825.

DIRECTOR COMPENSATION

The following table shows, for each director of the Company who is not also a named executive officer, information about the director’s compensation in Fiscal 2008.

					Change in
					Pension
					Value
	Fees				and
	Earned or			Non-Equity	Nonqualified	All
	Paid in	Stock	Option	Incentive Plan	Deferred	Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)	(g)(3)	(h)

James S. Beard	26,750	27,999	-0-	-0-	-0-	42,302	97,051
Leonard L. Berry	49,750	40,778	-0-	-0-	-0-	2,342	92,870
William F. Blaufuss, Jr.	60,750	42,861	-0-	-0-	-0-	2,342	105,953
James W. Bradford	21,500	27,999	-0-	-0-	-0-	41,739	91,238
Robert V. Dale	76,250	40,778	-0-	-0-	-0-	3,072	120,100
Matthew C. Diamond	36,000	40,778	-0-	-0-	-0-	23,920	100,698
Marty G. Dickens	19,750	42,861	-0-	-0-	-0-	47,112	109,723
Ben T. Harris	17,250	20,000	-0-	-0-	-0-	39,960	77,210
Kathleen Mason	21,750	40,778	-0-	-0-	-0-	41,527	104,055
William A. Williamson, Jr.	19,000	40,778	-0-	-0-	-0-	43,032	102,810

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees, reduced for Mr. Beard, Mr. Bradford, Mr. Diamond, Mr. Dickens, Mr. Harris, Ms. Mason and Mr. Williamson by the amount of fees voluntarily exchanged for Retainer Stock, all as described below.

(2)	The amounts in column (c) are the dollar amounts of restricted stock awards that were recognized for financial statement reporting purposes pursuant to FAS 123(R). They thus include amounts related to portions of awards granted in prior years. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for Fiscal 2008, included in its annual report on Form 10-K, filed with the SEC on April 2, 2008. At February 1, 2008, directors who were not also named executive officers had the following stock options and restricted stock awards outstanding:

[Footnotes continued at bottom of next page.]

Directors who are not employees of the Company receive a retainer of $30,000 per year and fees of $1,500 for each board meeting they attend in person, $1,000 for each committee meeting they attend in person and $750 for each meeting they attend by telephone. Each committee chairman receives an additional $4,000 per year. The presiding director, who also chairs the nominating and governance committee, receives an additional retainer of $7,500 per year. The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company’s group term life insurance policy, plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

	Restricted
	Shares	Options
Name	Outstanding	Outstanding

James S. Beard	3,334	-0-
Leonard L. Berry	2,905	16,000
William F. Blaufuss, Jr.	2,905	-0-
James W. Bradford	3,334	-0-
Robert V. Dale	2,905	12,000
Matthew C. Diamond	3,477	-0-
Marty G. Dickens	4,049	-0-
Ben T. Harris	2,649	-0-
Kathleen Mason	3,914	16,000
William A. Williamson, Jr.	3,914	16,000

(3)	The amounts reported in column (g) include, for each director, the premium paid by the Company for life insurance coverage as described below and the “gross up” for income taxes payable with respect to such premiums. Also includes, for Mr. Beard, Mr. Bradford, Mr. Diamond, Mr. Dickens, Mr. Harris, Ms. Mason and Mr. Williamson, the compensation cost computed under FAS 123(R) related to restricted stock received in voluntary exchange for a portion of their cash compensation, as described below.

The 2005 Equity Incentive Plan (the “2005 Plan”) permits the board of directors to make stock-based compensation awards to non-employee directors. The board made no such awards for Fiscal 2008. Under the 1996 Stock Incentive Plan (the “1996 Plan”) prior to the approval of the 2005 Plan, newly-elected directors automatically received shares of common stock valued at $15,000 on the date of the first annual meeting at which he or she was elected a director, and all non-employee directors received shares of restricted stock valued at $44,000 on the date of each annual meeting. The shares, which vested in three equal, annual increments on the anniversary of the grant date, were subject to restrictions on transfer for five years after they were granted unless the director left the board earlier. The 1996 Plan also permitted non-employee directors to elect to exchange all or part of their annual retainers for shares of restricted stock at 75% of the shares’ fair market value. Such shares were subject to the same restrictions on transfer and to forfeiture if the director’s service terminated before the retainer represented by such shares was earned. In October 2006, the board granted restricted stock under the 2005 Plan on the same formula and on the same terms as had been provided under the 1996 Plan to seven directors in exchange for part or all of their retainers for Fiscal 2008. The compensation cost computed under FAS 123(R) related to the stock received in exchange for cash retainers in Fiscal 2008 was as follows:

James S. Beard	$39,960.38
James W. Bradford	$39,960.38
Matthew C. Diamond	$22,666.67
Marty G. Dickens	$45,333.33
Ben T. Harris	$39,960.38
Kathleen Mason	$39,960.38
William A. Williamson, Jr.	$39,960.38

As of April 22, 2008, 242,548 shares of common stock had been issued to non-employee directors pursuant to the 1996 Plan, of which 24,745 had been forfeited, and 27,553 shares had been issued to such directors under the 2005 Plan.

AUDIT MATTERS

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the independent registered public accounting firm to the Company in the fiscal year ended February 2, 2008, and has been retained by the audit committee in the same capacity for the current fiscal year. The firm’s appointment is submitted for shareholder ratification at the annual meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. The board of directors recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise. Representatives of the firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The committee’s charter is available on the Company’s website, www.genesco.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The committee has met and held discussions with management and the Company’s independent registered public accounting firm, Ernst & Young LLP. The committee met with management and the independent registered public accounting firm to review and discuss with them each of the Company’s consolidated quarterly and annual financial statements. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees), as amended.

In addition, the committee has discussed with the independent registered public accounting firm the factors which might be deemed to bear upon the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-

related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with the registered public accounting firm’s independence.

The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective activities. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the effectiveness of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial statements and reporting process.

In reliance on the reviews and discussions described in this report, the committee recommended to the board of directors and the board of directors approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, filed with the SEC on April 2, 2008.

By the Committee:

Robert V. Dale, Chairman
James S. Beard
William F. Blaufuss, Jr.
Kathleen Mason

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2008 and Fiscal 2007.

	Fiscal 2008	Fiscal 2007

Audit Fees	$1,362,301	$1,219,715
Audit-Related Fees	141,428	59,125
Tax Fees — Total	179,889	311,892
Tax compliance	20,000	241,500
Tax planning and advice	159,889	70,392
All Other Fees	6,000	4,500

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

Audit-related services include due diligence services related to mergers and acquisitions, accounting consultations, employee benefit plan audits and certain attest services.

Tax Fees

Tax fees include fees paid by the Company for compliance services and planning and advice. The latter category included a state and local tax review and consultations regarding a change in lease accounting and other matters.

All Other Fees

In both Fiscal 2008 and Fiscal 2007, the Company paid other fees to Ernst & Young for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2008 were pre-approved pursuant to the policy.

PROPOSALS FOR THE 2009 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy material for the 2009 annual meeting of shareholders must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the secretary, no later than January 8, 2009.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the secretary of the Company. In order to be timely, the notice must be delivered to or mailed to the secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Roger G. Sisson, Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.

NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT

Annual Meeting
of Shareholders

June 18, 2008

C123456789 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 18, 2008. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/GCOB_MTG • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 123456 C0123456789 12345Annual Meeting Proxy Card . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 — James S. Beard 02 — Leonard L. Berry 03 — William F. Blaufuss, Jr. 04 — James W. Bradford 05 — Robert V. Dale 06 — Robert J. Dennis 07 — Matthew C. Diamond 08 — Marty G. Dickens 09 — Ben T. Harris + 10 — Kathleen Mason 11 - Hal N. Pennington Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 010203 040506070809 1011 For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. Ratification of Independent Registered Public Accounting Firm. In their discretion, the proxies are authorized to vote upon any otherbusiness that may properly come before the meeting or any adjournmentsor postponements thereof. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0179851 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + STOCK# 00WLTB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — GENESCO INC. Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 18, 2008 The undersigned hereby constitutes and appoints Hal N. Pennington and Robert V. Dale, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 18, 2008, and at any adjournment or postponement thereof, on all matters coming before the meeting. You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, though you must sign and return this card or vote by internet or telephone if you wish your shares to be voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.)